TOYS“R”US, INC. REPORTS RESULTS FOR FULL YEAR AND FOURTH QUARTER OF FISCAL 2014

•	Full year consolidated gross margin, as a percentage of net sales, improved by 80 basis points compared to the prior year led by Domestic gross margin rate improvement of 150 basis points

•	Full year consolidated Adjusted EBITDA[1] improved by $59 million or 10% compared to the prior year

•	Consolidated Net Leverage[2] for fiscal 2014 improved by 1.1x to 6.3x

WAYNE, NJ (March 19, 2015) - Toys“R”Us, Inc. today reported financial results for the full year and fourth quarter of fiscal 2014 ended January 31, 2015.
Antonio Urcelay, Chairman of the Board of Directors and Chief Executive Officer, Toys“R”Us, Inc., stated, “Our fiscal 2014 results reflect the successful execution of the initial phase of our “TRU Transformation” strategy. We are pleased to have delivered a strong improvement in gross margin rate, particularly in our Domestic business, coupled with SG&A savings, which resulted in a 10% increase in Adjusted EBITDA and strong cash flows versus last year. Additionally, through the significant efforts of the team, we stabilized global comparable store net sales, while implementing a more disciplined approach to promotional activity and pricing. Our year-end inventory was healthy and our global liquidity was $1.8 billion.”
Mr. Urcelay continued, “During fiscal 2014, our “Fit for Growth” initiative contributed over $100 million in expense control and margin improvement, primarily in our Domestic business. We have identified additional cost savings opportunities of between $100 million and $175 million, of which approximately two-thirds will be realized in fiscal 2015 and the balance expected to be achieved by fiscal 2016. This brings our cumulative three year total cost savings target to between $200 million and $275 million. Right-sizing the cost structure of the Company and creating operational efficiencies across our global organization will continue to be a major focus as we move forward.”
Full Year Fiscal 2014 Highlights
The following highlights combine the fourth quarter results being announced today with the results of the first three quarters of the fiscal year, which were previously disclosed:

•
Net sales improved by $61 million or 0.5% excluding a $243 million negative impact from foreign currency translation, to $12.4 billion for fiscal 2014 compared to the prior year. The improvement was within the International segment primarily due to an increase in net sales from new stores and comparable store net sales, partially offset by an expected decline in Domestic comparable store net sales.

•
International comparable store net sales were up 1.8% primarily due to increases in the core toy, seasonal and learning categories, partially offset by a decrease in the entertainment category (which includes electronics, video game hardware and software). As expected, Domestic comparable store net sales were down 1.0% primarily driven by declines in the entertainment, learning and seasonal categories, partially offset by improvement in the core toy category.

•
Gross margin dollars increased by $124 million excluding an $83 million negative impact from foreign currency translation, to $4,430 million for fiscal 2014 compared to the prior year. Gross margin, as a percentage of net sales, was 35.8% versus 35.0% in the prior year, an increase of 0.8 percentage points that reflected improvements in the Domestic business, primarily attributable to promotional efficiencies and a prior year $51 million inventory write-down. The International segment gross margin, as a percentage of net sales, remained relatively consistent compared to the prior year.

•
Selling, general and administrative expenses (“SG&A”) decreased by $95 million to $3,915 million, compared to $4,010 million in the prior year. Excluding the $57 million favorable impact from foreign currency translation, SG&A decreased by $38 million, reflecting: a $48 million decline in advertising and promotional expenses; $26 million of lower store payroll expense; favorable legal and property insurance claim settlements of $21 million; a $20 million decrease in litigation expense related to a prior year adverse liability judgment; and a reduction of $9 million in general liability insurance reserves; offset in part by a $63 million increase in annual bonus, a $21 million increase in occupancy costs predominantly related to new stores within the International segment and the aggregate of $2 million in other insignificant items.

•
Operating earnings were $191 million, compared to an operating loss of $350 million in the prior year, which included a $378 million goodwill impairment charge. Excluding the prior year goodwill impairment, Domestic segment operating earnings improved by $168 million, from $164 million to $332 million, primarily as a result of reduced SG&A and increased gross margin dollars compared to the prior year. Excluding the impact of foreign currency translation, the International segment operating performance improved by $45 million primarily as a result of an increase in gross margin dollars due to higher net sales compared to the prior year. Corporate overhead increased by $14 million compared to the prior year.

•	Adjusted EBITDA[1] for fiscal 2014 was $642 million, compared to $583 million in the prior year, an improvement of $59 million or 10%.

•
Net loss was $292 million, compared to $1,039 million in the prior year, an improvement of $747 million. The decrease in net loss was primarily due to prior year goodwill impairment of $378 million and a decrease in income tax expense of $137 million predominantly as a result of a prior year non-cash charge to increase the valuation allowance on deferred tax assets. Additionally contributing to the improvement in net loss were decreases in SG&A of $95 million and interest expense of $73 million primarily attributable to a $42 million net decrease in one-time incremental interest expense associated with refinancing activities.

Fourth Quarter Fiscal 2014 Highlights

•
Net sales declined by $96 million or 1.8% excluding a $188 million negative impact from foreign currency translation, to $5.0 billion for the fourth quarter of fiscal 2014 compared to the prior year period.

•
International comparable store net sales were up 2.2% primarily due to increases in the core toy, learning and seasonal categories, partially offset by a decrease in the entertainment category. As expected, Domestic comparable store net sales were down 4.5% primarily driven by declines in the entertainment, learning and seasonal categories, partially offset by improvement in the core toy category.

•
Gross margin dollars increased by $81 million excluding a $66 million negative impact from foreign currency translation, to $1,688 million for the fourth quarter of fiscal 2014 compared to the prior year period. Gross margin, as a percentage of net sales, was 33.9% versus 31.8% in the prior year period, an increase of 2.1 percentage points that reflected improvements in the Domestic business, mainly attributable to promotional efficiencies and a prior year inventory write-down of $51 million.

•
SG&A was $1,189 million, compared to $1,275 million in the prior year period, a decrease of $86 million. Excluding the $41 million favorable impact from foreign currency translation, SG&A decreased by $45 million primarily as a result of a $31 million decrease in advertising and promotional expenses, a $12 million favorable legal settlement, an $11 million reduction in professional fees, a reduction of $10 million in general liability insurance reserves and a decrease of $5 million in occupancy costs primarily within our Domestic segment. These decreases were partially offset by a $30 million increase in payroll expenses.

•
Operating earnings were $417 million, compared to an operating loss of $91 million in the prior year period, which included a $378 million goodwill impairment charge. Excluding the prior year goodwill impairment, Domestic segment operating earnings improved by $170 million, from $135 million to $305 million, primarily as a result of reduced SG&A and increased gross margin dollars compared to the prior year period. Excluding the impact of foreign currency translation, the International segment operating performance increased by $17 million compared to the prior year period primarily as a result of prior year goodwill impairment. Corporate overhead increased by $20 million compared to the prior year period primarily due to an increase in payroll expenses.

•	Adjusted EBITDA[1] was $529 million, compared to $505 million in the prior year period, an increase of $24 million or 5%.

•
Net earnings were $265 million, compared to a net loss of $210 million in the prior year period, an increase of $475 million. The improvement in net earnings was primarily due to prior year goodwill impairment of $378 million and a decrease in SG&A of $86 million compared to the prior year period.

Capital Spending and Depreciation

•	For the full year, capital spending was $207 million, compared to $238 million in the prior year, a decrease of $31 million.

•	Depreciation expense was $377 million, a decrease of $11 million from the prior year level of $388 million.
Liquidity and Debt
The Company ended the year with cash and cash equivalents of $698 million and unused availability under committed lines of credit of $1.1 billion, which aggregated to approximately $1.8 billion of total liquidity. Toys“R”Us-Delaware, Inc. ended the year with $969 million of liquidity, which included cash and cash equivalents of $121 million.
Net cash provided by operating activities for fiscal 2014 was $476 million, an increase of $332 million compared to the prior year amount of $144 million, primarily driven by improved operating performance and a decrease in vendor payments due to timing.
Total long term debt, including the current portion, was $4.8 billion, a decrease of $219 million from the prior year balance of $5.0 billion, primarily due to the net reduction attributed to the refinancing completed in October 2014, as well as a $71 million reduction resulting from foreign currency translation.

1 A detailed description and reconciliation of EBITDA and Adjusted EBITDA for Toys“R”Us, Inc. and Toys“R”Us-Delaware, Inc., and management’s reasons for using these measures, are set forth at the end of this press release.
2 Net Leverage represents total debt outstanding less cash and cash equivalents and restricted cash attributed to debt as of the end of the fiscal year, divided by full year Adjusted EBITDA.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 872 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 725 international stores and over 235 licensed stores in 36 foreign countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates annually worldwide. The Company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com.
Forward-Looking Statements
All statements that are not historical facts in this press release, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, marketing strategies, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
# # #
For more information please contact:
Lenders and Note Investors:
Chetan Bhandari, Senior Vice President, Corporate Finance & Treasurer at 973-617-5841 or Chetan.Bhandari@toysrus.com
Media:
Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net sales	$4,983	$5,267	$12,361	$12,543
Cost of sales	3,295	3,594	7,931	8,154
Gross margin	1,688	1,673	4,430	4,389
Selling, general and administrative expenses	1,189	1,275	3,915	4,010
Depreciation and amortization	92	101	377	388
Goodwill impairment	—	378	—	378
Other (income) expense, net	(10)	10	(53)	(37)
Total operating expenses	1,271	1,764	4,239	4,739
Operating earnings (loss)	417	(91)	191	(350)
Interest expense	(112)	(105)	(451)	(524)
Interest income	1	1	4	7
Earnings (loss) before income taxes	306	(195)	(256)	(867)
Income tax expense	39	12	32	169
Net earnings (loss)	267	(207)	(288)	(1,036)
Less: Net earnings attributable to noncontrolling interest	2	3	4	3
Net earnings (loss) attributable to Toys “R” Us, Inc.	$265	$(210)	$(292)	$(1,039)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	January 31, 2015	February 1, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$698	$644
Accounts and other receivables	225	249
Merchandise inventories	2,064	2,171
Current deferred tax assets	45	31
Prepaid expenses and other current assets	122	125
Total current assets	3,154	3,220
Property and equipment, net	3,335	3,638
Goodwill	64	64
Deferred tax assets	133	152
Restricted cash	53	53
Other assets	376	422
Total Assets	$7,115	$7,549

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,571	$1,488
Accrued expenses and other current liabilities	1,032	920
Income taxes payable	20	19
Current portion of long-term debt	176	89
Total current liabilities	2,799	2,516
Long-term debt	4,612	4,918
Deferred tax liabilities	112	96
Deferred rent liabilities	347	362
Other non-current liabilities	255	235
Temporary Equity	85	78
Total Stockholders’ Deficit	(1,095)	(656)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	$7,115	$7,549

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014
Cash Flows from Operating Activities:
Net loss	$(288)	$(1,036)
Adjustments to reconcile Net loss to Net cash provided by operating activities:
Depreciation and amortization	377	388
Amortization and write-off of debt issuance costs and debt discount	59	73
Net gains on sales of properties	(5)	(8)
Deferred income taxes	(1)	133
Non-cash portion of asset impairments and other charges	20	49
Goodwill impairment	—	378
Proceeds from settlement of derivatives	9	—
Unrealized losses (gains) on foreign exchange	15	(1)
Other	23	16
Changes in operating assets and liabilities:
Accounts and other receivables	(6)	(1)
Merchandise inventories	(16)	13
Prepaid expenses and other operating assets	14	21
Accounts payable, Accrued expenses and other liabilities	283	160
Income taxes payable and receivable	(8)	(41)
Net cash provided by operating activities	476	144
Cash Flows from Investing Activities:
Capital expenditures	(207)	(238)
Increase in restricted cash	(5)	(34)
Proceeds from sales of fixed assets	18	35
Property insurance recovery	2	—
Acquisitions	(1)	—
Purchases of debt securities	—	(20)
Proceeds from redemption of debt securities	—	52
Net cash used in investing activities	(193)	(205)
Cash Flows from Financing Activities:
Long-term debt borrowings	2,866	3,159
Long-term debt repayments	(3,010)	(3,491)
Short-term debt borrowings, net	(12)	(2)
Capitalized debt issuance costs	(35)	(47)
Other	—	(7)
Net cash used in financing activities	(191)	(388)
Effect of exchange rate changes on Cash and cash equivalents	(38)	(25)
Cash and cash equivalents:
Net increase (decrease) during period	54	(474)
Cash and cash equivalents at beginning of period	644	1,118
Cash and cash equivalents at end of period	$698	$644

OPERATING METRICS
(Unaudited)

	13 Weeks Ended			Fiscal Years Ended
(Transaction amounts in millions)	January 31, 2015	February 1, 2014		January 31, 2015	February 1, 2014
Domestic Segment:
Operating Data
Gross margin as a percentage of net sales	32.4%	28.7%		34.1%	32.6%
Comparable store net sales	(4.5)%	(4.2)%	(1)	(1.0)%	(5.2)%	(1)
Comparable store number of transactions	47	49		130	131
Comparable store average basket size	$65.32	$64.71		$57.29	$57.29
Net Sales by Product Category
Baby	22.9%	22.0%		38.0%	37.7%
Core Toy	22.9%	21.1%		17.4%	16.2%
Entertainment	14.7%	17.0%		10.2%	11.3%
Learning	29.3%	29.6%		22.7%	22.8%
Seasonal	9.8%	9.8%		11.2%	11.3%
Other (2)	0.4%	0.5%		0.5%	0.7%
Total	100%	100%		100%	100%

International Segment:
Operating Data
Gross margin as a percentage of net sales	36.3%	36.7%		38.6%	38.7%
Comparable store net sales (3)	2.2%	(2.2)%		1.8%	(3.3)%
Comparable store number of transactions	39	37		107	102
Comparable store average basket size (3)	$50.26	$52.79		$44.91	$46.12
Net Sales by Product Category
Baby	12.1%	12.4%		20.2%	20.4%
Core Toy	27.6%	26.5%		23.5%	22.7%
Entertainment	10.3%	12.2%		8.5%	10.0%
Learning	37.2%	36.3%		31.1%	30.8%
Seasonal	12.2%	12.0%		15.9%	15.3%
Other (4)	0.6%	0.6%		0.8%	0.8%
Total	100%	100%		100%	100%

Consolidated:
Operating Data
Gross margin as a percentage of net sales	33.9%	31.8%		35.8%	35.0%
Comparable store net sales (3)	(1.9)%	(3.5)%		—%	(4.4)%
Comparable store number of transactions	86	86		237	233
Comparable store average basket size (3)	$58.40	$59.61		$51.70	$52.40

(1)
Excludes the effect of an immaterial out of period adjustment. Previously reported comparable store net sales were (4.1)% and (5.0)% for the thirteen weeks and fiscal year ended February 1, 2014, respectively.

(2)	Consists primarily of non-product related revenues.

(3)	Excludes the impact of foreign currency translation.

(4)	Consists primarily of non-product related revenues, including licensing fees from unaffiliated third parties.

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Earnings (loss) before income taxes to EBITDA and Adjusted EBITDA for Toys “R” Us, Inc. is as follows:

	13 Weeks Ended		Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Earnings (loss) before income taxes	$306	$(195)	$(256)	$(867)

Add:
Interest expense, net	111	104	447	517
Depreciation and amortization	92	101	377	388
EBITDA	509	10	568	38

Adjustments:
Compensation expense (a)	7	2	22	3
Sponsors’ management and advisory fees (b)	4	5	18	22
Severance (c)	1	—	17	13
Impairment on long-lived assets (d)	5	37	13	44
Certain accounting transaction costs (e)	12	—	13	1
Obsolete inventory adjustment (f)	—	51	9	51
Store closure costs (c)	(1)	2	4	2
Property losses, net of insurance recoveries (g)	—	—	(9)	—
Litigation (h)	(8)	3	(8)	23
Net gains on sales of properties	—	—	(5)	(8)
Goodwill impairment (i)	—	378	—	378
Prior period adjustment (j)	—	17	—	16
Adjusted EBITDA (k)	$529	$505	$642	$583

A reconciliation of Earnings (loss) before income taxes to EBITDA and Adjusted EBITDA for Toys “R” Us-Delaware, Inc. is as follows:

	13 Weeks Ended		Fiscal Years Ended
(In millions)	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Earnings (loss) before income taxes	$184	$(299)	$(219)	$(662)

Add:
Interest expense, net	47	43	197	173
Depreciation and amortization	60	66	252	252
EBITDA	291	(190)	230	(237)

Adjustments:
Compensation expense (a)	3	1	14	4
Sponsors’ management and advisory fees (b)	4	4	17	15
Severance (c)	—	—	13	3
Impairment on long-lived assets (d)	1	17	7	20
Certain accounting transaction costs (e)	12	—	13	—
Obsolete inventory adjustment (f)	—	51	9	51
Store closure costs (c)	10	6	22	13
Property losses, net of insurance recoveries (g)	—	—	(9)	—
Litigation (h)	(8)	3	(8)	23
Net gains on sales of properties	—	—	(1)	(2)
Goodwill impairment (i)	—	361	—	361
Prior period adjustment (j)	—	17	—	16
Adjusted EBITDA (k)	$313	$270	$307	$267

(a)
Represents the incremental compensation expense related to certain one-time awards and modifications (net of forfeitures of certain officers’ awards). Commencing in fiscal 2014, we have revised our definition of Adjusted EBITDA to include the impact of forfeitures of certain officers’ awards and have therefore revised our prior periods’ Adjusted EBITDA.

(b)
Represents fees expensed to the Sponsors in accordance with the advisory agreement. In fiscal 2014, the advisory agreement was amended in order to reduce the advisory fees to $17 million, plus out-of-pocket expenses, for fiscal 2014 and each year thereafter.

(c)
Represents severance and store closure costs, net of lease surrender payments. Commencing in fiscal 2014, we have revised our definition of Adjusted EBITDA to include non-officers’ severance and lease surrender payments.

(d)	Asset impairments primarily due to the identification of underperforming stores and the relocation of certain stores.

(e)
Fiscal 2014 primarily represents the unrealized loss on foreign exchange related to the re-measurement of the portion of the tranche of loans in an aggregate principal amount of $280 million due fiscal 2019 attributed to Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee, an indirect wholly-owned subsidiary, and other transaction costs.

(f)
Represents the incremental expense related to the write-down of excess and obsolete inventory. Commencing in fiscal 2014, we have revised our definition of Adjusted EBITDA to include third party fees associated with our clearance efforts.

(g)	Represents property losses and insurance claims recognized.

(h)	Represents certain litigation expenses and settlements recorded for legal matters.

(i)	Represents the impairment of goodwill associated with our Toys-Domestic and Toys-Japan reporting units.

(j)
Represents a non-cash cumulative correction of prior period accrued vacation accounting in fiscal 2013, partially offset by the non-cash cumulative correction of accounting for dotcom prior period sales.

(k)
Adjusted EBITDA is defined as EBITDA (earnings before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, goodwill and asset impairment charges, restructuring charges, severance, impact of litigation, prior period adjustments, store closure costs, noncontrolling interest, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.